CERTIFIED RESOLUTIONS

I, Tina H. Bloom, Assistant Secretary of NCM Capital Investment Trust (the “Trust”), hereby certify that the following resolutions were adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust, at a special meeting of the Board held on December 10, 2009:

RESOLVED, that it is the finding of the Trustees that the fidelity bond written by the Continental Casualty Company (the “Bond”) in the aggregate amount of $250,000 and providing the Trust protection in the event of larceny or embezzlement by, among others, officers and employees of the Trust, in accordance with the requirements of Rule 17g-1 (the “Rule”) promulgated by the Securities and Exchange Commission (the “SEC”) under Section 17(g) of the 1940 Act, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Trust to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of the Trust’s assets and the nature of the securities in the Trust’s portfolio; and

FURTHER RESOLVED, that the Bond be, and it hereby is, approved by the Board of Trustees (all Trustees voting) and separately by the Independent Trustees; and

FURTHER RESOLVED, that the premium to be paid by the Fund under the Bond be, and it hereby is, approved by the Board of Trustees (all Trustees voting) and separately by the Independent Trustees; and

FURTHER RESOLVED, that the appropriate officers of the Trust be, and they hereby are, authorized and directed to take such other action as may be necessary or appropriate in order to conform to the provisions of the 1940 Act, and the rules and regulations thereunder; and

FURTHER RESOLVED, that the Secretary or an Assistant Secretary of the Trust shall file the Bond with the SEC and give all notices required under paragraph (g) of the Rule.

March 17, 2010	/s/ Tina H. Bloom
Tina H. Bloom
Assistant Secretary